The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: Bloomberg Commodity Index SM Pricing Date: September 25, 2026 Observation Date: September 25, 2031 Maturity Date: September 30, 2031 Upside Leverage Factor: At least 2.00* Barrier Amount: 70.00% of the Initial Value Payment At Maturity: If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return î Upside Leverage Factor) If the Final Value is equal to the Initial Value or is less than the Initial Value but greater than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity. If the Final Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return) In no event, however, will the payment at maturity be less than $0. If the Final Value is less than the Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity. CUSIP: 46661M6H2 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/46661M6H2/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 2.00. ** Reflects an Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein for illustrative purposes. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would l ike ly be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5y BCOM Uncapped Accelerated Barrier Notes H North America Structured Investments Hypothetical Total Returns** Total Return on the Notes Index Return Final Value 130.00% 65.00% 165.00 80.00% 40.00% 140.00 40.00% 20.00% 120.00 20.00% 10.00% 110.00 10.00% 5.00% 105.00 2.00% 1.00% 101.00 0.00% 0.00% 100.00 0.00% - 5.00% 95.00 0.00% - 10.00% 90.00 0.00% - 20.00% 80.00 0.00% - 30.00% 70.00 - 30.01% - 30.01% 69.99 - 40.00% - 40.00% 60.00 - 50.00% - 50.00% 50.00 - 60.00% - 60.00% 40.00 - 80.00% - 80.00% 20.00 - 100.00% - 100.00% 0.00

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes September result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The benefit provided by the Barrier Amount September terminate on the Observation Date. • No interest payments. • You will not have any rights with respect to the commodity futures contracts underlying the Index. • We September accelerate your notes if a commodity hedging disruption event occurs. • Commodity futures contracts are subject to uncertain legal and regulatory regimes. • Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Index. • A decision by an exchange on which the commodity futures contracts underlying the Index are traded to increase margin requirements for those futures contracts September affect the level of the Index. • The notes do not offer direct exposure to commodity spot prices. • Higher future prices of the commodity futures contracts underlying the Index relative to the current prices of those contracts September affect the level of the Index and the value of the notes. • Suspension or disruptions of market trading in the commodity markets and related futures markets September adversely affect the level of the Index and, therefore, the value of the notes. • The notes are linked to an excess return index and not a total return index. Selected Risks (continued) • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent activities and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and September differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which September be reflected in customer account statements, September be higher than the then - current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, September result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes September be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You Septembe r g et these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by cal ling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein Sept emb er not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 North America Structured Investments The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. 5y BCOM Uncapped Accelerated Barrier Notes